Exhibit 99.2

NEWS RELEASE

NABORS PRICES $500,000,000 IN EXCHANGEABLE SENIOR UNSECURED DEBT OFFERING

HAMILTON, Bermuda, January 10, 2017 /PRNewswire/ — Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) announced today that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”), has priced $500,000,000 in aggregate principal amount of its 0.75% exchangeable senior unsecured notes due 2024 (the “notes”), through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed by Nabors. The offering of the notes is expected to close on January 13, 2017, subject to customary closing conditions.

NII granted the initial purchasers a 30-day option to purchase up to an additional $75,000,000 in aggregate principal amount of the notes on the same terms and conditions, solely to cover over-allotments, if any.

The notes will bear interest at a rate of 0.75% per year until maturity (unless earlier repurchased, redeemed or exchanged), payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2017. The notes will be exchangeable, under certain conditions, at an initial exchange rate of 39.7488 common shares of Nabors per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $25.16 per common share), subject to adjustment, which represents an approximately 40.0% exchange premium over the last reported sale price of $17.97 per common share of Nabors on The New York Stock Exchange on January 9, 2017. Upon any exchange, NII will settle its exchange obligation in cash, common shares of Nabors, or a combination of cash and common shares of Nabors, at NII’s election.

In connection with the pricing of the notes, Nabors and NII entered into privately negotiated capped call transactions with one or more of the initial purchasers and/or their affiliates (the “option counterparties”). The capped call transactions cover, subject to customary anti-dilution adjustments, the number of Nabors’ common shares that will initially underlie the notes. The capped call transactions are expected to reduce potential dilution to Nabors’ common shares and/or offset potential cash payments Nabors is required to make in excess of the principal amount upon any exchange of notes.  Such reduction and/or offset is subject to a cap representing a price per share of $31.4475, an approximately 75.0% premium over the last reported sale price of $17.97 per common share of Nabors on The New York Stock Exchange on January 9, 2017. If the initial purchasers exercise their option to purchase additional notes, Nabors and NII may enter into additional capped call transactions with the option counterparties.

The net proceeds from the offering will be used to prepay the remaining balance of NII’s unsecured term loan, which matures in 2020, as well as to pay the cost of the capped call transaction entered into with respect to Nabors’ common shares. Any remaining net proceeds from the offering will be used for general corporate purposes, including to repurchase or repay other indebtedness.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties and/or their affiliates are expected to enter into various derivative transactions with respect to Nabors’ common shares and/or purchase Nabors’ common shares or other of Nabors’ securities in secondary market transactions concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. These activities could have the effect of increasing, or reducing the size of any decline in, the market price of Nabors’ common shares or the notes at that time.

In addition, the option counterparties have advised Nabors and NII that the option counterparties and/or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to Nabors’ common shares and/or by purchasing or selling Nabors’ common shares or other securities in secondary market transactions prior to the maturity of the notes (and are likely to do so during any observation period related to an exchange of notes).

The notes, the guarantee and Nabors’ common shares issuable upon the exchange of the notes, if any, will not be and have not been registered under the Securities Act, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or NII, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

For further information regarding Nabors, please contact Dennis A. Smith, Vice President of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.